As filed with the Securities and Exchange Commission on February 9, 2012
 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERIDIAN BIOSCIENCE, INC.
(Exact name of Registrant as Specified in Its Charter)

Ohio (State Or Other Jurisdiction Of Incorporation Or Organization)	3471 River Hills Drive Cincinnati, Ohio 45244 (513) 271-3700 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	31-0888197 (IRS Employer Identification Number)

MERIDIAN BIOSCIENCE, INC. 2012 STOCK INCENTIVE PLAN
 (Full Title of the Plan)

F. Mark Reuter, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Telephone:  (513) 579-6469
Facsimile:  (513) 579-6457
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	3,000,000 Shares	$18.62	$55,860,000	$6,401.56

(1)	This Registration Statement is filed for up to 3,000,000 shares of common stock of Meridian Bioscience, Inc. pursuant to the 2012 Stock Incentive Plan.

(2)           Estimated solely for purposes of calculating the amount of the registration fee.

(3)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on February 3, 2012 of $18.62 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference

The following documents filed by Meridian Bioscience, Inc. (“Meridian” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

2.	Quarterly Report on Form 10-Q for the quarter ended December 31, 2011.

3.	Current Reports on Form 8-K dated December 6, 2011, January 11, 2012 and January 25, 2012.

4.	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed on August 15, 1986 and amended August 20, 1986.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.                                Description of Securities

Not required.

Item 5.                                Interests of Named Experts and Counsel

Not applicable.

Item 6.                                Indemnification of Directors and Officers

Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of  the  Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including, attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.

Article V of the Company’s Amended Code of Regulations provides as follows:

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right of Indemnification.

Each Director, officer and member of a committee of this Corporation, and any person who may have served at the request of this Corporation as a Director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, such person’s heirs, executors and administrators, shall be indemnified and held harmless by the Corporation, to the furthest extent permitted by law as then in effect, against all costs and expenses reasonably incurred by such person concerning, or in connection with, the defense of any claim asserted or suit or proceeding brought against such person by reason of that person’s conduct or actions in such capacity at the time of incurring such costs or expenses, except costs and expenses incurred in relation to matters as to which such person shall have been willfully derelict in the performance of that person’s duty. Such costs and expenses shall include the cost of reasonable settlements (with or without suit), judgments, attorneys’ fees, costs of suit, fines and penalties and other liabilities (other than amounts paid by any such person to this Corporation or any subsidiary thereof). The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final dispositions (hereinafter an “advancement of expenses”). Any advancement of expenses shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 1. To the extent any of the indemnification provisions set forth above prove to be ineffective for any reason in furnishing the indemnification provided, each of the persons named above shall be indemnified by the Corporation to the full extent authorized by Ohio law.

Section 2. Definition of Performance.

For the purposes of this Article, a Director, officer or member of a committee shall conclusively be deemed not to have been willfully derelict in the performance of such person’s duty as such Director, officer or member of committee:

(a) Determination by Suit. In a matter which shall have been the subject of a suit or proceeding in which such person was a party which is disposed of by adjudication on the merits, unless such person shall have been finally adjudged in such suit or proceeding to, have been willfully derelict in the performance of that person’s duty as such Director, officer or member of a committee; or

(b) Determination by Committee. In a matter not falling within (a) above, a majority of disinterested members of the Board of Directors or a majority of a committee of disinterested Shareholders of the Corporation, selected as hereinafter provided, shall determine that such person was not willfully derelict. Such determination shall be made by the disinterested members of the Board of Directors except where such members shall determine that such matter should be referred to said committee of disinterested Shareholders.

Section 3. Selection of Committee.

The selection of a committee of Shareholders provided above may be made by the majority vote of the disinterested Directors or, if there be no disinterested Director or Directors, by the chief executive officer of the Corporation. A Director or Shareholder shall be deemed disinterested in a matter if such person has no interest therein other than as a Director or Shareholder of the Corporation as the case may be. The Corporation shall pay the fees and expenses of the Shareholders or Directors, as the case may be, incurred in connection with making a determination as above provided.

Section 4. Non-Committee Determination.

In the event that a Director, officer or member of a committee shall be found by some other method not to have been willfully derelict in the performance of such person’s duty as such Director, officer or member of a committee, then such determination as to dereliction shall not be questioned on the ground that it was made otherwise than as provided above.

Section 5. Indemnification by Law or Contract.

The foregoing rights of indemnification and payment of expenses shall not be exclusive of, and shall be in addition to any rights to which any such person may otherwise be entitled as a matter of law or by contract with the Corporation which is expressly permitted hereby.

Section 6. Insurance.

The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in this Article V, against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

Section 7. Miscellaneous.

The right of indemnification conferred hereby shall be extended to any threatened action, suit or proceeding, and the failure to institute it shall be deemed its final determination. Advances may be made by the Corporation against costs, expenses and fees, as and upon the terms, determined by the Board of Directors.

The Registrant maintains liability insurance for all of its directors and officers (“D&O Insurance”). The D&O Insurance provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The D&O Insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments and contains various limits, exclusions and reporting requirements.

Item 7.                                Exemption from Registration Claimed

Not applicable.

Item 8.                                Exhibits

Exhibit 5	Opinion of Keating Muething & Klekamp PLL
Exhibit 10	2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Quarterly Report on Form 10-Q for the Quarterly Period ended December 31, 2011)
Exhibit 23.1	Consent of Grant Thornton LLP
Exhibit 23.2	Consent of Keating Muething & Klekamp PLL (contained on Exhibit 5)
Exhibit 24	Power of Attorney (contained on the signature page)
* All Exhibits filed herewith unless otherwise indicated

Item 9.                                Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on February 9, 2012.

MERIDIAN BIOSCIENCE, INC.

By:   /s/ John A. Kraeutler
John A. Kraeutler
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints John A. Kraeutler and Melissa A. Lueke, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ William J. Motto *William J. Motto	Executive Chairman of the Board of Directors	February 9, 2012
/s/ John A. Kraeutler *John A. Kraeutler	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2012
/s/ Melissa A. Lueke *Melissa A. Lueke	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2012

/s/ James M. Anderson *James M. Anderson	Director	February 9, 2012
/s/ David C. Phillips *David C. Phillips	Director	February 9, 2012
/s/ Robert J. Ready *Robert J. Ready	Director	February 9, 2012

EXHIBIT 5

Opinion of Keating Muething & Klekamp PLL

February 9, 2012

Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, OH  45244-3091

Ladies and Gentlemen:

We have acted as counsel to Meridian Bioscience, Inc., an Ohio corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 3,000,000 shares of Common Stock (the “Shares”), no par value per share, of the Company issuable pursuant to the Company’s 2012 Stock Incentive Plan (the “Plan”).

 In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement in the form filed with the Securities and Exchange Commission (the “Commission”), (ii) the Plan, (iii) the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of the Company, each as amended to date and currently in effect, and (iv) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed below that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

 The opinion expressed below is limited to the Federal laws of the United States of America and the laws of the State of Ohio, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

 Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated above, it is our opinion that the Shares, when duly issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

 This opinion is given as of its date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention or any changes in laws which may occur after the date of this letter.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KEATING MUETHING & KLEKAMP PLL

By:  /s/ Keating Muething & Klekamp PLL

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 29, 2011 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 30, 2011 of Meridian Bioscience, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
February 9, 2012